Exhibit 99.1

Aronson & Company | 700 King Farm Boulevard, Suite 300 | Rockville, MD 20850 | 301.231.6200 M | 301.231.7630 F |

www.aronsoncompany.com

To: Darryl Edelstein

From:  Aronson & Company

Subject: Waterfront Transactions

Factual Background

The factual background is provided in your January 27, 2007 memorandum labeled Waterfront Transactions.

Issue 1- $25 million equalization payment

SOP 79-8 states in paragraph 39: The division believes that a sale of an investment in a real estate venture (including the sale of stock in a corporate real estate venture) is the equivalent of a sale of an interest in the underlying real estate.

The relevant literature concerning sales of underlying real estate is SFAS 66.  Paragraph 33 captioned: The seller has made a partial sale.  A sale is a partial sale if the seller retains an equity interest in the property or has an equity interest in the buyer.  Profit (the difference between the sales value and the proportionate cost of the partial interest sold) shall be recognized at the date of sale.

Determination of the proportional cost is shown on the attached excel file (B&R provided) and is approximately $6,300. The difference between this and the sales price of $25 million is approximately $18,700 and is the amount which should be recognized as a gain.

Issue 2-Exchange of leasehold interest for land

I don’t believe that any gain recognition is appropriate for this transaction.  This conclusion results from the following: failure to meet the standards for revenue recognition and paragraph 3c of SFAS 153 regarding exceptions to the use of fair value in exchange transactions.

1.               Revenue recognition.  The lease agreement and the Land Disposition agreement will be viewed as a single transaction as it does not meet the criteria in EITF 00-21 for multi-element revenue recognition. (in short because the District would not have done the disposition transaction absent the lease transaction).  Since we have future service obligations (providing the leased space), no revenue can be recognized up front.

2.               Paragraph 3c of SFAS 153 and its related footnote 3 contains exceptions to the use of fair value in exchange transactions, and states:

Exchange (or exchange transaction) is a reciprocal transfer between an enterprise and another entity that results in the enterprise’s acquiring assets or services or satisfying liabilities by surrendering other assets or services or incurring other obligations.  fn3  A reciprocal transfer of a nonmonetary asset shall be deemed an exchange only if the transferor has no substantial continuing involvement in the transferred asset such that the usual risks and rewards of ownership of the asset are transferred.

Based on both failing the revenue recognition criteria and the above exception to the use of fair value in exchange transactions, no gain should be recognized on the land disposition and there should be no change in the underlying basis of the partnership assets.